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AMERICAN WATER STAR, INC.
Name of Registrant As Specified In Its Charter)

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AMERICAN WATER STAR, INC.
580 Anthem Village Drive, Suite B1
Henderson, Nevada 89052
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on February 29, 2008

To the stockholders of American Water Star, Inc.:

Notice is hereby given that a special meeting of stockholders of American Water Star, Inc. will be held on February 29, 2008 at 10:00 a.m. 2580 Anthem Village Drive, Suite B1, Henderson, Nevada 89052for the following purposes:

1.
Amendment of the Articles of Incorporation to reverse split the shares of the Company on a one for one-hundred basis, to reauthorize the par value at .0001 per share and to increase the number of shares authorized thereafter to 125,000,000 common shares and 25,000,000 preferred shares.

2.	Amendment to Articles of Incorporation to change the name of the Company to Prime Star Group, Inc.

Common stockholders of record on the close of business on February 4, 2008 are entitled to notice of the meeting.  All stockholders are cordially invited to attend the meeting in person.

                        By Order of the Board of Directors,

                        /s/ Roger Mohlman
                        Chief Executive Officer and Director

February  __, 2008

AMERICAN WATER STAR, INC.
2580 Anthem Village Drive, Suite B1
Henderson, Nevada 89052

INFORMATION STATEMENT
February 5, 2008

This Information Statement is furnished by the Board of Directors of American Water Star, Inc. (the “Company”) to provide notice of a special meeting of stockholders of the Company which will be held on February 29, 2008.

The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on February 4, 2008 (the “Record Date”).  This Information Statement will be first mailed on or about February 8, 2008 to stockholders of record at the close of business on the Record Date.  As of the Record Date, there were outstanding 136,852,858 shares of the Company's Common Stock.  The holders of all outstanding shares of Common Stock are entitled to one vote per share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date.

The presence at the special meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum.  The Board of Directors is not aware of any matters that are expected to come before the annual meeting other than those referred to in this Information Statement.

Each of the matters scheduled to come before the special meeting requires the approval of a majority of the votes of the shares outstanding.  Mr. Roger Mohlman, or entities controlled by him own 62,237,677 or 45.48% of our Common Stock, and will need only 6,188,753 be able to approve the matters presented in this Information Statement.    Mr. Mohlman acquired his shares from being a founder of the Company and in exchange for funds owed him by the Company.

Proposal 1
Amendment of the Articles of Incorporation

Amendment of the Articles of Incorporation to Reverse Split the Company’s shares on a one for one-hundred basis, reauthorize the par value of $.0001 per share authorized 125,000,000 common shares and 25,000,000 preferred shares.

The Company’s amended Articles of Incorporation currently provide that the Company is authorized to issue 150,000,000 shares of common stock with a par value of $.0001 per share.  On January 16, 2008, the Company’s Board of Directors authorized an amendment to the Articles of Incorporation to reverse split the existing shares of the Company on a one for one-hundred basis, to reauthorize the par value of $.001 per share and to re- authorized 125,000,000 of post reverse split common stock and to authorize 25,000,000, $.0001 par value preferred shares.  Under the proposed amendment, the first paragraph of the Articles IV of the Articles of Incorporation would be amended to read as follows:

The total number of shares which the Corporation shall have authority to issue (subsequent to the one for one for one-hundred reverse split effected on March 3, 2008) is One-Hundred Million (150,000,000) shares, consisting of one-hundred twenty five million (125,000,000) shares of Common Stock having a par value of $.0001 per share and twenty five-million (25,000,000) shares of Preferred Stock having a par value of $.0001 per share.

The principle purposes of the proposed amendment are as follows:

(a)
The Reverse Split  The current price of the Company’s common stock is extremely low.  By reverse splitting the shares, the Company hopes to increase its price per share and provide a more reasonable basis on which to make future acquisitions.

Any shareholder who would have less than one-hundred shares as a result of the reverse split, would have their share balance increased to one-hundred shares.  Fractional shares will be rounded up to the next full share.

(b)	The Reauthorized of the .0001 par value
Following the reverse split, the par value would decrease to $.0001 per share.  Since few if any companies have such a low par value and the Nevada franchise tax would not increase by restoring the $.0001 par value, the Company wishes to restore the par value to its original value of .0001 per share.

(c)	Increase in Authorized Shares Following the Reverse Split
The principal purpose for the authorizing of additional shares is to increase the Company’s flexibility to make acquisitions with its shares.  At present, the Company is authorized to issue 150,000,000 common shares, of which 136,852,858 have already been issues, leaving little flexibility for acquisitions for shares.  By increasing the authorized shares, the Company will increase its flexibility and will be able accommodate future acquisitions.

It should be noted that an increase in authorized shares could serve as a tool against any takeover effects.  The issuance of additional shares could have the effect of delaying, defering or preventing a change in control without further action by the shareholders.  Likewise, our Board of Directors have the authority to issue up to 900,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.  The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  To date, 24,100,000 preferred stock are outstanding.  We have no present plans to issue additional shares of preferred stock.

While the number of authorized shares is being increased to 125,000,000 (from 1,500,000 post reverse split shares) the Board believes that having additional shares available for future acquisition will increase the flexibility and timing for future acquisitions.  There are at present, however, no additional acquisitions pending or contemplated.

The affirmative vote of a majority of all outstanding shares of common stock of the Company is required for approval of this proposal.  Roger Mohlman, individually and through entities controlled by him owns 62,237,677 shares or 45.48% of the Common Stock outstanding, and will need only 6,188,953 additional shares voting for this proposal for it to be approved Prime Star Group, Inc.  The Board of Directors recommends a yes vote on this proposal.

Proposal 2
Amendment to the Articles of Incorporation to change the name of the Company to Prime Star Group, Inc.

On January 16, 2008, the Company’s Board of Directors authorized an amendment to the Articles of Incorporation to change the name of the Company to “Prime Star Group, Inc.” Under the proposal amendment, Article I of the Articles of Incorporation would be amended to read as follows:

The name of the corporation (hereinafter called “Corporation”) is Prime Star Group, Inc.

The purpose for the proposal amendment is because of the negativity associated with the current company name since the Company had all of its assets repossed and its business operations terminated.  By changing the name the company hopes to put the past behind and have a new beginning.

The affirmative vote of a majority of all outstanding shares of common stock of the Company is required for approval of this proposal.  Roger Mohlman, individually and through entities controlled by him owns 62,237,677 shares or 45.48% of the shares outstanding, and will need only 6,188,753 additional shares voting for this proposal for it to be approved. The Board of Directors recommends a yes vote on this proposal.

Other Matters

The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented by others.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roger Mohlman
_______________________
Roger Mohlman, Chief Executive Officer and Director

February 5, 2008